Exhibit 99.4

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE DISTRICT OF DELAWARE

In re:	)	Chapter 11
)
PEREGRINE SYSTEMS, INC., et al.,(1))		Case No. 02-12740 (JKF)
	)	(Jointly Administered)
Debtors.	)

Related to Docket No. 871 &

Feb. 25, 2003 Agenda Item No. 2

ORDER APPROVING
MODIFIED EMPLOYMENT AGREEMENTS AND COMPENSATION AND
INCENTIVE PACKAGES FOR DEBTORS’ CEO AND CFO

Upon consideration of the motion of the above-captioned debtors and debtors in possession for approval of the proposed employment and compensation arrangements for Debtors’ Chief Executive Officer, Gary Greenfield (“Greenfield”), and Chief Financial Officer, Kenneth Sexton (“Sexton”), and the “Certificate of Counsel Regarding Modified Employment Agreements and Compensation and Incentive Packages for Debtors’ CEO and CFO” (collectively, the “Motion”); and based on the statements made by the parties at the hearing(s) on the Motion, including, without limitation, the representations made at a (continued) hearing held on December 13, 2002; and it appearing that the relief requested, as modified by the Debtors and evidenced in the forms of revised employment agreements (attached hereto as Exhibit A) (the “Amended Employment Agreements”), relating to the compensation, severance and incentive arrangements for Greenfield and Sexton, is essential to the continued operation of the Debtors'  business and in the best interests of the Debtors' estates and creditors; and it appearing that this Court has jurisdiction over this matter pursuant to 28 U.S.C. §§ 157 and 1334; and adequate

(1)          The Debtors are Peregrine Systems, Inc. and its direct wholly-owned subsidiary, Peregrine Remedy, Inc.

notice of the Motion having been given; and after due deliberation and sufficient cause appearing therefor,

IT IS HEREBY ORDERED, ADJUDGED AND DECREED:

1.                                       The Motion, as modified by the Debtors on the record, is granted.

2.                                       The Amended Employment Agreements, substantially in the forms attached hereto as Exhibit A, are approved, and the Debtors are authorized to assume the Amended Employment Agreements pursuant to 11 U.S.C. § 365.

3.                                       Notwithstanding any other provision in this Order, the Debtors and the Committee disagree with respect to the timing and amount of payments (the Performance Bonus) under the formula in Section 3(i) of the Amended Employment Agreements. Specifically, the Committee contends that, under the agreement reached between the parties on December 13, 2002, such payments are only made as and when the holders of allowed unsecured claims actually receive such distributions. The Debtors disagree with that interpretation and assert that, under the parties’ agreement, Messrs. Greenfield and Sexton would be entitled to be paid the maximum potential amount of the Performance Bonuses on the effective date of a confirmed plan (assuming that the Debtors' presently filed plan or a comparable plan providing for cure and reinstatement of the 5 1/2 % Convertible Subordinated Notes and 100% recovery for other general unsecured creditors is confirmed and becomes effective). Any such disputes with respect to the interpretation of the above terms of the agreement and any other disputes shall, to the extent not previously resolved by the Debtors and Committee, be resolved by the Court following the confirmation of a chapter 11 plan of reorganization.

4.                                       Notwithstanding any other provision in this Order, this Order shall become effective only upon the Debtors filing with the Court under seal the Debtors’ audited financial restatement covering FY 2000, FY 2001 and the first three (3) quarters of FY 2002. Upon filing of this restatement, this Order shall immediately become effective.

5.                                       Subject to the preceding paragraph, the Debtors may take any reasonable and appropriate actions to implement the provisions of this Order.

6.                                       This Court shall retain jurisdiction to hear and determine all matters arising from the implementation of this Order.

Dated:  2/27, 2003

/s/ Honorable Judith K. Fitzgerald
Honorable Judith K. Fitzgerald United States Bankruptcy Judge

Approved as to form and content:	MOVANT SHALL IMMEDIATELY SERVE A COPY OF THIS ORDER ON ALL PARTIES IN INTEREST AND FILE PROOF OF SERVICE WITH THE CLERK OF THE BANKRUPTCY COURT WITHIN TEN (10) DAYS HEREOF.
/s/ Bruce Bennett

Bruce Bennett

Sidney P. Levinson

Hennigan, Bennett & Dorman LLP

601 South Figueroa Street

Suite 3300

Los Angeles, CA 90017

Co-counsel for Official Committee of Unsecured Creditors